Exhibit 23.1

Stan J.H. Lee, CPA

2160 North Central Rd. Suite 209 ☐ Fort Lee☐ NJ 07024

Mailing address: P.O. Box 436402 San Diego ☐ CA ☐ 92143-9402

619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

The firm of Stan J.H. Lee, CPA consents to the inclusion of our report of March 27, 2012 on the audited financial statements of Innovative Wireless Technologies Inc. as of December 31, 2011, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
March 27, 2012
Fort Lee, NJ 07024